                            JOINT FILER INFORMATION

     This form is jointly filed by NGP Triangle Holdings, LLC ("NGP Triangle"),
NGP X ("NGP Natural Resources X, L.P."), G.F.W. Energy X, L.P. ("G.F.W.
Energy"), GFW X, L.L.C. ("GFW X") and Tony Weber. Tony Weber is an Authorized
Member of GFW X, the general partner of G.F.W. Energy, which is the general partner of NGP X. Accordingly, each of Tony Weber, GFW X and G.F.W. Energy may be deemed to share voting and dispositive power over the NGP X Shares, and as a result may be deemed to beneficially own the NGP X Shares. Furthermore, Tony
Weber is an Authorized Member of GFW X, the general partner of G.F.W. Energy, which is the general partner of NGP Natural Resources X Parallel Fund, L.P.
("NGP Parallel"). Although NGP Parallel is not a joint filer hereto, each of
Tony Weber, GFW X and G.F.W. Energy may be deemed to share voting and dispositive power over the NGP Parallel Shares. Each of Tony Weber, GFW X,
G.F.W. Energy and NGP X disclaim beneficial ownership of the reported securities in excess of their pecuniary interests therein.